FOR IMMEDIATE RELEASE                   CONTACT:
February 3, 1998                        Stephanie Hardberger
                                        405.391.8400

                                      DOBSON COMMUNICATIONS ANNOUNCES NEW
                                                   TEXAS CELLULAR MARKETS

OKLAHOMA CITY, OKLA. -- Dobson Communications Corp. today announced the purchase of the Cellular One market in south Texas, located between Houston, San Antonio and Austin. The south Texas market encompasses 10,974 square miles over 13 counties, with a population base of 326,300. The acquisition adds to Dobson's current cellular coverage in Oklahoma, Texas, Kansas, Missouri, Arizona, Pennsylvania and Maryland.

"South Texas meets the profile that we have established for acquisition candidates," said Ed Evans, President and Chief Operating Officer of Dobson Cellular. "It is a strong roaming market with a lot of upside potential. We believe that south Texas fits in well with our long-term expansion strategy and will be a good addition to our cellular operations."

The Dobson family began providing telecommunications service in rural Oklahoma over 60 years ago and is now one of the premier rural cellular carriers in the country. "Our commitment to the rural areas, combined with our experience in telecommunications has become our trademark in the cellular industry," said Evans.

With service areas in the Texas panhandle and parts of southern Texas, the addition of the south Texas market doubles Dobson's cellular business in the state.

The company will operate in the market as Cellular One. Immediate plans include opening new stores and upgrading the system equipment. Future plans include adding new cell sites, offering new products and services, and deploying digital technology.

"Our business was founded on bringing the best available telecommunications services to customers in rural areas," Evans said. "We've never forgotten that heritage. Today that means state-of-the art cellular service for our new Texas customers."

Dobson Communications Corporation is a provider of diversified telecommunications products and services headquartered in Oklahoma City, Oklahoma.